Exhibit 5.1

Law Offices

Silver, Freedman, Taff & Tiernan LLP

A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100 WASHINGTON, D.C. 20007 (202) 295-4500 WWW.SFTTLAW.COM

July 17, 2018

Board of Directors

Emclaire Financial Corp

612 Main Street

Emlenton, Pennsylvania 16373

Ladies and Gentlemen:

We have acted as special counsel to Emclaire Financial Corp, a Pennsylvania corporation (“Emclaire”), in connection with the Registration Statement on Form S-4 (as it may be amended, the “Registration Statement”) filed by Emclaire with the Securities and Exchange Commission (the “Commission”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), up to 440,852 shares of Emclaire’s common stock, par value $1.25 per share (the “Common Shares”), up to 286,888 shares of Emclaire’s Series C Non-Cumulative Preferred Stock, liquidation value $10 per share (the “Series C Preferred Stock”) and up to 133,705 shares of Emclaire’s Series D Non-Cumulative Preferred Stock, liquidation value $10 per share (the “Series D Preferred Stock” and together with the Series C Preferred Stock, the “Preferred Shares”). The Common Shares will be issued by Emclaire pursuant to the Agreement and Plan of Merger, dated as of May 24, 2018 (the “Merger Agreement”), by and between Emclaire and Community First Bancorp, Inc., a Pennsylvania corporation (“Community First”), providing for the merger of Community First with and into Emclaire (the “Merger”). The Preferred Shares will be issued by Emclaire pursuant to an Agreement of Merger attached to the Merger Agreement as Exhibit A thereto (the “Bank Merger Agreement”) to be entered into between Community First Bank, a Pennsylvania commercial bank and subsidiary of Community First, Emclaire and The Farmers National Bank of Emlenton, a national bank and the wholly owned banking subsidiary of Emclaire (“Farmers National”), providing for, immediately following consummation the Merger, the merger of Community First Bank with and into Farmers National (the “Bank Merger”).

In connection with rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the articles of incorporation and bylaws of Emclaire as currently in effect; (iii) the Merger Agreement; (iv) the form of the Bank Merger Agreement, included as an exhibit to the Merger Agreement; (v) resolutions adopted by Emclaire’s Board of Directors; (vi) resolutions adopted by the Farmers National’s Board of Directors; (vii) the form of the Statement With Respect to Shares for each of the Series C Preferred Stock and Series D Preferred Stock, setting forth the terms of the Preferred Shares, to be filed with the Pennsylvania Department of State; and (viii) such other documents, agreements, records, instruments, certificates of public officials and certificates of officers or other representatives of Emclaire, Farmers National, Community First and Community First Bank or others as we have deemed necessary or appropriate for purposes of and as a basis for rendering the opinion set forth below.

In our examination, we have: (i) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals; (ii) assumed the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies; and (iii) assumed and relied upon the truth, accuracy and completeness (without independent investigation or verification) of the information, representations, warranties and statements contained in the documents, agreements, records, instruments and certificates we have reviewed, including, without limitation, the representations and warranties of Emclaire and Community First set forth in the Merger Agreement. We have further assumed that all persons, other than Emclaire, had, have or will have all requisite power and authority to execute and deliver all documents, agreements, records, instruments and certificates examined by us and have also assumed the due authorization by all requisite action, and the due execution and delivery by such persons, other than Emclaire and Farmers National, of all such documents, agreements, records, instruments and certificates and the validity and binding effect thereof.

Emclaire Financial Corp

July 17, 2018

Further, in rendering the opinion set forth below we have assumed that, prior to the issuance by Emclaire of any Common Shares pursuant to the Merger Agreement and of any Preferred Shares pursuant to the Bank Merger Agreement, (i) the Registration Statement shall have become, and shall remain, effective under the Securities Act; (ii) the shareholders of Community First shall have approved the Merger Agreement by the requisite vote; (iii) the respective Statements With Respect to Shares for the Series C Preferred Stock and the Series D Preferred Stock have been duly filed with the Pennsylvania Department of State; (iv) the statement of merger with respect to the Merger shall have been filed and accepted by the Pennsylvania Department of State; and (v) all required regulatory approvals shall have been obtained and all required statutory waiting periods shall have expired.

Our opinion is limited to applicable provisions of the Pennsylvania Business Corporation Law. We express no opinion with respect to the laws of any other jurisdiction.

Based upon the foregoing, subject to the qualifications, assumptions and limitations stated herein and having a regard for such legal considerations as we have deemed relevant, we are of the opinion that:

(1)                The Common Shares to be issued in the Merger will be, upon issuance by Emclaire in accordance with the Merger Agreement, legally issued, fully paid and non-assessable; and

(2)                The Preferred Shares to be issued in the Bank Merger will be, upon issuance by Emclaire in accordance with the Merger Agreement and the Bank Merger Agreement, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the proxy statement/information statement/prospectus included therein. In giving this consent, we do not admit thereby that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished by us, as special counsel to Emclaire, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion is to be used only in connection with the Registration Statement. This opinion is for your benefit and may only be relied upon by Emclaire and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

/s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP

SILVER, FREEDMAN, TAFF & TIERNAN LLP